Exhibit 10.1

April 25, 2022

XPAC Acquisition Corp.
55 West 46th Street, 30th Floor
New York, NY 10036

SuperBac Corp.

Rua Arizona, 491, 7th and 8th Floors

Brooklin

São Paulo, SP 04567-001

SuperBac Biotechnology Solutions S.A.

Rua Arizona, 491, 7th and 8th Floors

Brooklin

São Paulo, SP 04567-001

Re:      Sponsor Support Agreement

Ladies and Gentlemen:

Reference is made in this letter agreement (this “Sponsor Support Agreement”) to that certain Business Combination Agreement, dated as of the date hereof, by and among (i) SUPERBAC PubCo Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“PubCo”), (ii) XPAC Acquisition Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“XPAC”), (iii) BAC1 Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of PubCo (“Merger Sub 1”), (iv) BAC2 Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of PubCo (“Merger Sub 2”), and (v) SuperBac Biotechnology Solutions S.A., a corporation incorporated under the laws of Brazil (“SuperBac”) (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

XPAC Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”) is, as of the date hereof, the record and beneficial owner of (i) 5,400,283 XPAC Class B Ordinary Shares (including the PubCo Class A Ordinary Shares into which such shares will be converted as a result of the consummation of the transactions contemplated by the Business Combination Agreement, the “Sponsor Founder Shares”) and (ii) 4,261,485 warrants to purchase one XPAC Class A Ordinary Share each (including the warrants to purchase PubCo Class A Ordinary Shares into which such warrants will be converted as a result of the consummation of the transactions contemplated by the Business Combination Agreement, the “Private Placement Warrants”). Each of the independent directors of XPAC whose names appear on the signature pages of this Sponsor Support Agreement (such individuals, the “Insiders”, and together with the Sponsor, the “Sponsor Parties”) is, as of the date hereof, the sole record and beneficial owner of such number of XPAC Class B Ordinary Shares (including the PubCo Class A Ordinary Shares into which such shares will be converted as a result of the consummation of the transactions contemplated by the Business Combination Agreement, the “Insider Shares” and, together with the Sponsor Founder Shares, the “Founder Shares”) and warrants to purchase one XPAC Class A Ordinary Share each (including the warrants to purchase PubCo Class A Ordinary Shares into which such warrants will be converted as a result of the consummation of the transactions contemplated by the Business Combination Agreement, the “Insider Warrants” and, together with the Private Placement Warrants, the “Founder Warrants”), in each case, as set forth opposite each such Insider’s name on Schedule A hereto. On the date of this Sponsor Support Agreement, the other directors and officers are not the record or beneficial owner of any securities of XPAC.

In the event of any share dividend or distribution, or any change in the equity interests of XPAC or PubCo by reason of any share dividend or distribution, share sub-division, reverse stock-split, consolidation of shares, recapitalization, reorganization, combination, conversion, exchange of equity interests or the like, the terms “Sponsor Founder Shares”, “Founder Shares”, “Insider Shares”, “Private Placement Warrants”, “Insider Warrants” and “Founder Warrants” shall be deemed to refer to and include the Sponsor Founder Shares, Founder Shares, Insider Shares, Private Placement Warrants, Insider Warrants and Founder Warrants, as the case may be, as well as all such share dividends and distributions and any securities into which or for which any or all of the Sponsor Founder Shares, Founder Shares, Insider Shares, Private Placement Warrants, Insider Warrants and Founder Warrants, respectively, may be changed or exchanged or which are received in such transaction (including the PubCo Class A Ordinary Shares into which such shares are converted and the warrants to purchase PubCo Class A Ordinary Shares into which such warrants are converted as a result of the consummation of the transactions contemplated by the Business Combination Agreement or any Transaction Document).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor Parties, PubCo, SuperBac and XPAC agree as follows:

1.            Redemption and Voting.

(a)            Each Sponsor Party agrees that if XPAC seeks shareholder approval of the transactions contemplated by the Business Combination Agreement or any Transaction Documents, such Sponsor Party shall not redeem any Founder Shares owned by it, or submit or surrender any of its Founder Shares for redemption, in connection with shareholder approval of the transactions contemplated by the Business Combination Agreement or any Transaction Document, including any amendments to the XPAC Articles of Association.

(b)            Prior to the earlier of (x) the date on which this Sponsor Support Agreement is terminated in accordance with its terms and (y) the Acquisition Closing (such period of time, the “Voting Period”), at each meeting of the holders of XPAC Ordinary Shares (the “XPAC Shareholders”), and in each written consent or resolutions of any of the XPAC Shareholders in which any Sponsor Party is entitled to vote or consent, each Sponsor Party hereby unconditionally and irrevocably agrees to be present for such meeting and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Founder Shares or other equity interests of XPAC over which such Sponsor Party has voting power (i) in favor of, and to adopt, the Business Combination Agreement, the Transaction Documents and the transactions contemplated thereby, (ii) in favor of the other matters set forth in the Business Combination Agreement, the Transaction Documents and the transactions contemplated thereby to the extent required for XPAC to carry out its obligations thereunder, and (iii) in opposition to: (A) any merger, consolidation, purchase of ownership interests or assets of or by XPAC, reorganization or similar business combination transaction (in each case, other than in connection with the Business Combination Agreement and the other Transaction Documents) and any and all other proposals (1) that could reasonably be expected to delay or impair the ability of XPAC to consummate the transactions contemplated by the Business Combination Agreement or any Transaction Document or (2) which are in competition with or materially inconsistent with the Business Combination Agreement, any Transaction Document and the transactions contemplated thereby or (B) any other action, proposal, transaction or agreement involving XPAC that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Business Combination Agreement or any Transaction Document or would reasonably be expected to result in (x) any breach of any representation, warranty, covenant, obligation or agreement of XPAC in the Business Combination Agreement or any Transaction Document or (y) any of the conditions to XPAC’s obligations under the Business Combination Agreement or any Transaction Document not being fulfilled.

(c)            Each Sponsor Party agrees not to deposit any Founder Shares in a voting trust or subject any Founder Shares to any arrangement or agreement with respect to the voting of such Founder Shares, unless specifically requested to do so by SuperBac and XPAC in connection with the Business Combination Agreement, the other Transaction Documents or the transactions contemplated thereby.

(d)            Each Sponsor Party agrees, except as contemplated by the Business Combination Agreement or any Transaction Document, not to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any equity interests of XPAC in connection with any vote or other action with respect to transactions contemplated by the Business Combination Agreement or any Transaction Document, other than to recommend that the XPAC Shareholders vote in favor of the adoption of the Business Combination Agreement, the Transaction Documents and the transactions contemplated thereby (and any actions required in furtherance thereof and otherwise as expressly provided in this Section 1).

(e)            Each Sponsor Party agrees that, during the Voting Period, subject to the exceptions set forth below, it shall not, without XPAC’s and SuperBac’s prior written consent, (i) make or attempt to make any Transfer of any Founder Shares or Founder Warrants; (ii) grant any proxies or powers of attorney with respect to any or all of the Founder Shares or Founder Warrants; or (iii) take any action with the intent to prevent, impede, interfere with or adversely affect such Sponsor Party’s ability to perform its obligations under this Section 1. Notwithstanding the foregoing restrictions on Transfer set forth in this Section 1(e), Transfers of Founder Shares or Founder Warrants shall be permitted (A) to XPAC’s directors or officers, any affiliates or family members of XPAC’s directors or officers, any direct or indirect members of the Sponsor or any affiliates of the Sponsor; (B) in the case of an individual, by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust; (F) by private sales or transfers made in connection with the consummation of the transactions contemplated by the Business Combination Agreement at prices no greater than the price at which the securities were originally purchased; (G) in the event of XPAC’s liquidation prior to XPAC’s completion of transactions contemplated by the Business Combination Agreement; and (H) by virtue of the laws of the Cayman Islands or the Sponsor’s limited liability company agreement, as amended, upon dissolution of the Sponsor; provided, however, that, in the case of clauses (A) through (F), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Sponsor Support Agreement.

(f)            The Sponsor Parties hereby agree to reasonably cooperate with SuperBac in enforcing the Transfer restrictions set forth in this Section 1.

(g)            During the Voting Period, each Sponsor Party agrees to provide to XPAC, SuperBac and their respective Representatives any information regarding such Sponsor Party or the Founder Shares that is reasonably requested by XPAC, SuperBac or their respective Representatives and required in order for the Company Parties, XPAC, PubCo, Merger Sub 1 or Merger Sub 2 to comply with Sections 8.1, 8.2, 8.3, 8.4, and 8.5 of the Business Combination Agreement. To the extent required by applicable Law, each Sponsor Party hereby authorizes each of PubCo, each Company Party and XPAC to publish and disclose in any announcement or disclosure required by the SEC, NASDAQ or the Proxy/Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), such Sponsor Party’s identity and ownership of Founder Shares and the nature of such Sponsor Party’s commitments and agreements under this Sponsor Support Agreement, the Business Combination Agreement and any other Transaction Documents; provided that such disclosure is made in compliance with the provisions of the Business Combination Agreement.

2.            Transfers of Founder Shares and Founder Warrants; Forfeiture of Sponsor Founder Shares .

(a)            The Sponsor agrees that it shall not Transfer any Sponsor Founder Shares until the earlier of (A) one year after the Acquisition Closing and (B) at any time subsequent to the Acquisition Closing (x) if the closing share price of the PubCo Ordinary Shares is greater than or equal to $12.00 (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions affecting the PubCo Ordinary Shares after the Acquisition Closing Effective Time) for any 20 trading days within any consecutive 30 trading day period commencing at least 120 days after the Acquisition Closing, or (y) the date on which there is any transaction that results in PubCo’s shareholders having the right to exchange PubCo Ordinary Shares for cash, securities or other property.

(b)            Each Sponsor Party agrees that it shall not Transfer any Founder Warrants (or any PubCo Ordinary Shares underlying the Founder Warrants), until 30 days after the completion of the Acquisition Closing.

(c)            If any Transfer is made or attempted contrary to the provisions of this Sponsor Support Agreement (a “Prohibited Transfer”), such purported Prohibited Transfer shall be null and void ab initio, and XPAC and PubCo, as applicable, shall refuse to recognize any such purported transferee of the Founder Shares or Founder Warrants, as the case may be, as one of its equity holders for any purpose.

(d)            Notwithstanding the provisions set forth in this Section 2, Transfers of any Founder Shares or Founder Warrants following the Acquisition Closing are permitted (i) to current or former officers or directors of XPAC, any affiliates or family members of XPAC’s current or former directors or officers, any direct or indirect members of the Sponsor or any affiliates of the Sponsor; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust; (vi) by private sales or transfers made in connection with the consummation of XPAC’s Business Combination Agreement at prices no greater than the price at which the securities were originally purchased; (vii) in the event of XPAC’s liquidation prior to the Acquisition Closing; (viii) by virtue of the laws of the Cayman Islands or the Sponsor’s limited liability company agreement, as amended, upon dissolution of the Sponsor; and (vix) in the event of the PubCo’s completion of a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction following the consummation of the transactions contemplated by the Business Combination Agreement which results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property after the Acquisition Closing; provided, however, that, in the case of clauses (i) through (vi), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the Transfer restrictions herein and the other restrictions contained in this Sponsor Support Agreement.

(e)            The Sponsor agrees that, in the event that, immediately prior to the Acquisition Closing, the Relevant Amount is less than the Pre-Transaction Trust Account Balance, the Sponsor shall surrender and forfeit (and the Sponsor shall take all actions necessary to effect such surrender and forfeiture), for no consideration, the Sponsor Shortfall Percentage of the PubCo Class A Ordinary Shares that were issued in exchange for XPAC Class B Ordinary Shares pursuant to Section 2.2(e)(ii) of the Business Combination Agreement (rounded down to the nearest PubCo Class A Ordinary Share). For the avoidance of doubt, if the Relevant Amount exceeds the Pre-Transaction Trust Account Balance, there shall be no surrender and forfeiture pursuant to the provisions of this Section 2(e). For the avoidance of doubt, the provisions of this Section 2(e) are without prejudice to the requirement of the Sponsor to agree to an XPAC Expenses Excess Sponsor Forfeiture (if so elected by the Sponsor and notified by XPAC to the Company pursuant to Section 2.5(b)(iii) of the Business Combination Agreement).

(f)            The Sponsor acknowledges and agrees to the terms of Section 2.5(b)(iii) of the Business Combination Agreement. If the XPAC Transaction Expenses, as of immediately prior to the Acquisition Closing, are greater than the XPAC Expenses Cap, then the Sponsor shall promptly reimburse PubCo for the Excess of XPAC Transaction Expenses by means of, at the Sponsor’s election, either an XPAC Expenses Excess Reimbursement, or an XPAC Expenses Excess Sponsor Forfeiture. The Sponsor hereby agrees that it shall notify XPAC of whether the Sponsor elects an XPAC Expenses Excess Reimbursement or an XPAC Expenses Excess Sponsor Forfeiture no later than two (2) Business Days prior to the Acquisition Closing Date. In the event that the Sponsor elects an XPAC Expenses Excess Sponsor Forfeiture, then immediately prior to the Acquisition Closing, the Sponsor agrees to the decrease in the number of PubCo Ordinary Shares (valued at $10.00 per share) otherwise issuable to the Sponsor pursuant to Section 2.2(e)(ii) of the Business Combination Agreement in an amount corresponding to the Excess of XPAC Transaction Expenses, as provided in the Business Combination Agreement. In the event that the Sponsor elects an XPAC Expenses Excess Reimbursement, then immediately prior to the Acquisition Closing, the Sponsor agrees to effect the wire transfer of immediately available funds in an amount equal to the Excess of XPAC Transaction Expenses (which amount, at the option of the Sponsor upon written notice to PubCo and the Company, may be set-off against any amount payable to or at the direction of the Sponsor pursuant to Section 2.5(b)(iii)(A) of the Business Combination Agreement), as provided in the Business Combination Agreement.

3.            Waiver of Anti-Dilution Rights. Solely in connection with, and only for the purpose of, the proposed Transactions, and subject to and conditioned upon the Acquisition Closing, pursuant to Section 17.3 of the XPAC Articles of Association, each Sponsor Party, in its capacity as holder of Founder Shares, and subject to the last sentence of this Section 3, hereby irrevocably and unconditionally waives and agrees not to exercise, assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the Initial Conversion Ratio (as defined in the XPAC Articles of Association), including those rights that would otherwise apply pursuant to Section 17.3 of the XPAC Articles of Association as a result of the issuance of PubCo Ordinary Shares in connection with the transactions contemplated by the Business Combination Agreement or any Transaction Document. For the avoidance of doubt, the foregoing waiver and agreement does not include the Sponsor Parties’ rights under Section 17.8 of the XPAC Articles of Association, which provides that in no event may any Founder Share convert into PubCo Ordinary Shares at a ratio that is less than one-for-one.

4.            Working Capital Warrants. The Sponsor represents and warrants that, as of the date hereof, there are no working capital loans (which, for the avoidance of doubt, does not include the outstanding promissory note between the Sponsor and XPAC) outstanding between any of the Sponsor Parties and XPAC, and that no XPAC Warrants have been issued as a result of the conversion of any funds lent by the Sponsor Parties to XPAC. To the extent that the Sponsor or any its affiliates lends to XPAC any funds to finance XPAC (including to finance transaction costs or any working capital deficiencies), the Sponsor hereby agrees that its shall not convert, and shall cause its affiliates not to convert, any such loans into XPAC Warrants or other equity interests in, or convertible into, equity interests in XPAC. If any such conversion is made or attempted contrary to the provisions of this Section 4, such purported conversion shall be null and void ab initio, and such purported XPAC Warrants shall have no rights under the Warrant Agreement (whether as Working Capital Warrants (as defined in the Warrant Agreement) or otherwise).

5.            Mutual Releases.

(a)            The Sponsor Parties and each of their respective successors, assigns and executors (each, a “Sponsor Party Releasor”), effective as at the Acquisition Effective Time, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge each of the Company Parties, their respective Subsidiaries (if any) and their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Sponsor Party Releasee”), from (a) any and all obligations or duties the Company Parties or any of their respective Subsidiaries (if any) has prior to or as of the Acquisition Effective Time to such Sponsor Party Releasor, or (b) all claims, demands, liabilities, defenses, affirmative defenses, set-offs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Sponsor Party Releasor has prior to or as of the Acquisition Effective Time, against any Sponsor Party Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Acquisition Effective Time (except in the event of fraud on the part of a Sponsor Party Releasee); provided, however, that nothing contained in this Section 6(a) shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Sponsor Support Agreement, the Transaction Documents or the XPAC Articles of Association, including for any amounts owed pursuant to the terms set forth therein, (ii) for indemnification, advancement of expense, exculpation or contribution, in any Sponsor Party Releasor’s capacity as an officer, director or employee of PubCo, (iii) arising under any then-existing insurance policy of PubCo or any of its Subsidiaries (if any), (iv) without prejudice to the provisions of the Transaction Documents, pursuant to a contract and/or PubCo policy, relating to reimbursements for reasonable and necessary business expenses incurred prior to the Acquisition Effective Time, or (v) for any claim for fraud.

(b)            Each of the Company Parties and their respective Subsidiaries (if any) and each of its and their successors, assigns and executors (each, a “Company Party Releasor”), effective as at the Acquisition Effective Time, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge the Sponsor Parties, their respective affiliates and their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Company Party Releasee”), from (a) any and all obligations or duties such Company Party Releasee has prior to or as of the Acquisition Effective Time to such Company Party Releasor, (b) all claims, demands, liabilities, defenses, affirmative defenses, set-offs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Company Party Releasor has, may have or might have or may assert now or in the future, against any Company Party Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Acquisition Effective Time (except in the event of fraud on the part of a Company Party Releasee); provided, however, that nothing contained in this Section 6(b) shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Sponsor Support Agreement or the Transaction Documents, or (ii) for any claim for fraud.

6.            Certain Defined Terms. As used herein, (a) “beneficial owner” has the meaning ascribed to it in the Exchange Act and the rules and regulations of the SEC promulgated thereunder; (b) “Transfer” shall mean the (i) direct or indirect transfer, sale or assignment of, offer to sell, contract or any agreement to sell, hypothecate, pledge, encumber, grant of any option to purchase or otherwise dispose of, either voluntarily or involuntarily, or any agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii); and (c) “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the applicable party hereto; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

7.            Entire Agreement. This Sponsor Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Sponsor Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed (i) prior to the Acquisition Closing, among XPAC and the Company Parties, and (ii) after the Acquisition Closing, between the Sponsor and PubCo, it being acknowledged and agreed that execution by the Company Parties or PubCo, as applicable, of such an instrument will not be required after any valid termination of the Business Combination Agreement.

8.            Successors and Assigns. No party hereto may, except as set forth herein, assign either this Sponsor Support Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Section shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Support Agreement shall be binding on, and inure to the benefit of, the Sponsor Parties, XPAC, PubCo and SuperBac and their respective successors, heirs, personal representatives and assigns and Permitted Transferees.

9.            Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.3 of the Business Combination Agreement to the applicable party at its principal place of business. Any notice to Sponsor Parties shall be sent to the address set forth on the signature page hereto.

10.            Termination. This Sponsor Support Agreement shall terminate at such time, if any, as the Business Combination Agreement is terminated in accordance with its terms prior to the Acquisition Closing. In the event of a valid termination of the Business Combination Agreement, this Sponsor Support Agreement shall be of no force and effect. No such termination or reversion shall relieve the Sponsor Parties, XPAC, PubCo or SuperBac from any obligation accruing, or liability resulting from an intentional breach of this Sponsor Support Agreement occurring prior to such termination or reversion.

11.      Representations and Warranties

(a)            The Sponsor represents and warrants to PubCo and SuperBac, on the date hereof, that no XPAC Securities are held, directly or indirectly, by any proprietary investment vehicles (i.e., holding investments in a “principal” or “own account” capacity) of the Sponsor or its affiliates (as defined in Rule 405 under the Securities Act) over which the Sponsor or its affiliates (as defined in Rule 405 under the Securities Act) have the ability to make investment decisions on behalf of the beneficial owners or investees in such vehicles.

(b)            Each of the parties hereto represents and warrants that (i) she, he or it has the power and authority, or capacity, as the case may be, to enter into this Sponsor Support Agreement and to carry out its obligations hereunder, (ii) the execution and delivery of this Sponsor Support Agreement and the performance of her, his or its obligations hereunder have been duly and validly authorized by all corporate or limited liability company action on its part and (iii) this Sponsor Support Agreement has been duly and validly executed and delivered by such party and constitutes, a legal, valid and binding obligation of each such party enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

12.            Further Assurances. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, Transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

13.            Miscellaneous. Sections 1.3, 11.2, 11.7, 11.8, 11.9, 11.15, 11.16, and 11.17 of the Business Combination Agreement shall apply mutatis mutandis to this Sponsor Support Agreement.

14.            Termination of the Insider Letter. Upon the Acquisition Closing, the provisions of this Sponsor Support Agreement shall supersede the provisions contained in the letter agreement dated July 29, 2021 entered into between the XPAC, the Sponsor and each of Chu Chiu Kong, Guilherme Teixeira, Fabio Kann, Marcos Peixoto, Ana Cabral-Gardner, Denis Pedreira and Camilo de Oliveira Tedde (the “Insider Letter”). The Insider Letter provides that the Insider Letter can be amended by a written instrument executed by each relevant Insider (as defined therein) and the Sponsor. Accordingly, pursuant to this Sponsor Support Agreement, upon the Acquisition Closing, the Insider Letter shall automatically and without any further action be terminated and shall thereafter have no further effect. Each of Chu Chiu Kong, Guilherme Teixeira, Fabio Kann and Marcos Peixoto are parties to this Sponsor Support Agreement solely for the purposes of this Section 14.

[Signature pages follow]

Sincerely,

XPAC SPONSOR LLC

By:	/s/ Chu Chiu Kong
Name: Chu Chiu Kong
Title: Manager

ANA CABRAL-GARDNER, as Insider

By:	/s/ Ana Cabral-Gardner
Name: Ana Cabral-Gardner
Title: Independent Director of XPAC Acquisition Corp.

CAMILO DE OLIVEIRA TEDDE, as Insider

By:	/s/ Camilo de Oliveira Tedde
Name: Camilo de Oliveira Tedde
Title: Independent Director of XPAC Acquisition Corp.

DENIS PEDREIRA, as Insider

By:	/s/ Denis Pedreira
Name: Denis Pedreira
Title: Independent Director of XPAC Acquisition Corp.

[Signature Page to the Sponsor Support Agreement]

CHU CHIU KONG

By:	/s/ Chu Chiu Kong
Name: Chu Chiu Kong
Title: Chief Executive Officer and Chairman of XPAC Acquisition Corp.

GUILHERME TEIXEIRA

By:	/s/ Guilherme Teixeira
Name: Guilherme Teixeira
Title: Chief Investment Officer of XPAC Acquisition Corp.

FABIO KANN

By:	/s/ Fabio Kann
Name: Fabio Kann
Title: Chief Financial Officer of XPAC Acquisition Corp.

MARCOS PEIXOTO

By:	/s/ Marcos Peixoto
Name: Marcos Peixoto
Title: Director of XPAC Acquisition Corp.

[Signature Page to the Sponsor Support Agreement]

Acknowledged and Agreed:

XPAC ACQUISITION CORP.

By:	/s/ Chu Chiu Kong
Name: Chu Chiu Kong
Title: Chief Executive Officer and Chairman of the Board of Directors

[Signature Page to the Sponsor Support Agreement]

Acknowledged and Agreed:

SUPERBAC PUBCO HOLDINGS INC.

By:	/s/ Wilson Ernesto da Silva
Name: Wilson Ernesto da Silva
Title: Director

SUPERBAC BIOTECHNOLOGY SOLUTIONS S.A.

By:	/s/ Luiz Augusto Chacon de Freitas Filho
Name: Luiz Augusto Chacon de Freitas Filho
Title: Chief Executive Officer

[Signature Page to the Sponsor Letter Agreement]

SCHEDULE A

Name	Position	XPAC Securities held on the date hereof
Ana Cabral-Gardner	Independent Director	30,000 XPAC Class B Ordinary Shares
Denis Pedreira	Independent Director	30,000 XPAC Class B Ordinary Shares
Camilo Tedde	Independent Director	30,000 XPAC Class B Ordinary Shares